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                                                                     EXHIBIT 5.1
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                                              August 7, 2000
NewsEdge Corporation
80 Blanchard Road
Burlington, Massachusetts, 01083

     Re:  NewsEdge Corporation
          Registration Statement on Form S-8
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Ladies and Gentlemen:

     We are acting as counsel for NewsEdge Corporation., a Delaware corporation (the "Company"), in connection with the registration on a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, for the offer and sale of up to 962,400 shares of Common Stock, par value $.01 per share, of the Company (the "Shares") to be issued upon exercise of options issued by the Company under the 2000 Non-Officer and Non-Director Stock Plan (as described in the Registration Statement) (collectively the "Plan").

   We have examined such documents, certificates, records and matters of law that we have deemed necessary or appropriate for the purpose of this opinion.

   We are members only of the Bar of the Commonwealth of Massachusetts and are not experts in, and express no opinion regarding, the laws of any jurisdiction other than the Commonwealth of Massachusetts and the United States of America, and the General Corporation Law of the State of Delaware.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                  Very truly yours,

                                  /s/ Testa, Hurwitz & Thibeault, LLP

                                  TESTA, HURWITZ & THIBEAULT, LLP